Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-58300, 333-4530, 333-86935, 333-76076, 333-87898 and 333-173877 on Form S-8 and Nos. 333-127215, 333-142722, 333-194032 and 333-217781 on Form S-3 of our report, dated February 20, 2019, relating to the consolidated financial statements and the financial statement schedules of Kemper Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018 (which report expresses an unmodified opinion and includes an explanatory paragraph relating to a change in accounting principle for the recognition and measurement of equity securities).

/s/ Deloitte & Touche LLP
Chicago, Illinois
February 20, 2019